StockerYale Announces Sale of Two Business Units,

Announces Fiber Supply Contract for Illumination Fiber

Salem, NH, March 2, 2006—StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products, today announced that it has completed the sale of two of its business units that it previously announced it was exiting effective as of December 31, 2005.

The Company’s StockerYale Asia subsidiary has been sold to Radiant Scientific Pte. Ltd. and the Company’s fiber optic lighting business has been sold to Techni-Quip Corp. of Pleasanton, California. The two business units were sold for total consideration of $1.1 million, which included $525,000 in cash and the assumption of approximately $570,000 of liabilities. The sale to Radiant, which was founded by the Company’s Singapore management team, was structured as a stock sale and the sale to Techni-Quip was in the form of an asset purchase. In addition, the Company agreed to supply specialty fiber products to Techni-Quip over a five-year period with a minimum value of $275,000 and a maximum value of $550,000.

“These sales bring the Company further along its stated goal of focusing on its three core businesses, lasers, LEDs, and specialty optical fiber, while maximizing the value of discontinued operations,” said Mark W. Blodgett, Chief Executive Officer.

“We wish both buyers continued success in their businesses and StockerYale will continue to have close working relationships with both buyers,” concluded Blodgett.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the Company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe.

For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s quarterly report on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.